EXHIBIT 23 (a)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 14, 2002 relating to the financial statements and financial statement schedule of Group 1 Software, Inc., which appears in Group 1 Software, Inc.’s Annual Report on Form 10-K for the year ended March 31, 2002.

PRICEWATERHOUSECOOPERS, L.L.P.

McLean, Virginia
August 14, 2002